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                                                                    EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


     We consent to the reference to our firm under the caption "Experts" and "Selected Consolidated Financial Data" and "Summary Historical and Pro Forma Financial Information" and to the use of our report dated January 30, 1998 with respect to the consolidated financial statements of GCIH, Inc., and to the use of our report dated September 12, 1997 with respect to the consolidated financial statements of Gerber Childrenswear, Inc. ("Predecessor Company") in Amendment No. 3 to the Registration Statement (Form S-1) and related Prospectus for the registration of shares of common stock of Gerber Childrenswear, Inc. (the Successor Company).


     Our audits also included the financial statement schedules of GCIH, Inc. and Gerber Childrenswear, Inc. ("Predecessor Company") listed in Item 16(b). These schedules are the responsibility of the Company's and the Predecessor Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

                                          /s/ ERNST & YOUNG LLP

Greenville, South Carolina

June 5, 1998